Exhibit 99.5

FOR IMMEDIATE RELEASE

Contact Information:
D. F. King & Co., Inc.	Ric DeCastro
(800) 967-5079	Investor Relations
crft@dfking.com	(972) 393-3800
investorrelations@craftmade.com
Craftmade Advises Stockholders to Take No Action in Response to Litex Tender Offer
COPPELL, TEXAS, March 3, 2010 — Craftmade International, Inc. (OTCQX: CRFT) (“Craftmade” or the “Company”) today recommended that Craftmade stockholders take no action at this time in response to Litex Industries, Limited’s (“Litex”) unsolicited, conditional tender offer to acquire all of Craftmade’s outstanding shares for $5.25 per share. Litex commenced the tender offer on March 2, 2010.
Craftmade’s board of directors, in consultation with its financial and legal advisors, intends to advise stockholders of its formal position regarding Litex’s offer within 10 business days by filing a Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission (“SEC”).
Note to Investors
Investors are urged to read Craftmade’s Solicitation/Recommendation Statement when it becomes available, as it will contain important information related to the Litex tender offer. Investors may obtain a free copy of the Solicitation/Recommendation Statement (when it becomes available), as well as any other public filings made from time to time by Craftmade with the SEC and in connection with Litex’s tender offer, free of charge at the SEC’s website at www.sec.gov.
About Craftmade
Founded in 1985, Craftmade International, Inc. is engaged in the design, manufacturing, distribution and marketing of a broad range of home décor products, including proprietary ceiling fans, lighting products and outdoor furniture. The Company distributes its premium products through a network of independent showrooms and mass retail customers through its headquarters and distribution facility in Coppell, Texas and manufacturing plant in Owosso, Michigan. More information about Craftmade International, Inc. can be found at www.craftmade.com.